As filed with the Securities and Exchange Commission on December 10, 2004

Registration No. 333-_____

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTUIT INC.

(Exact Name of Issuer as Specified in Its Charter)

Delaware	77-0034661
(State of Incorporation)	(I.R.S. Employer
Identification No.)

2700 Coast Avenue
Mountain View, California 94043
(Address of Principal Executive Offices)

Intuit Inc. 2005 Equity Incentive Plan
(Full title of the Plan)

Laura A. Fennell, Esq.
Intuit Inc.
2700 Coast Avenue
Mountain View, California 94043
(650) 944-6000
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of registration
to be registered	registered	offering price per share	aggregate offering price	fee
Common Stock, $0.01 par value	6,500,000 (1)	$42.96 (2)	$260,020,254.48 (2)	$32,944.57 (2)

(1)	Represents 6,052,613 shares available for awards under INTUIT’S 2005 Equity Incentive Plan and 447,387 Carryover Shares (defined below). As provided under Instruction E of Form S-8 and Rule 457(p) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement carries forward 447,387 shares (the “Carryover Shares”) and the corresponding part of the registration fees previously paid by the Registrant. The Carryover Shares were originally registered but not used under the following Form S-8 Registration Statements:

Registration Statement 333-14715 as to 80,925 shares; S-8 filed October 24, 1996 and amended October 29, 1996; post-effective amendment to deregister shares filed December 1, 2004.
Registration Statement 333-85349 as to 66,275 shares; S-8 filed August 17, 1999; post-effective amendment to deregister shares filed December 1, 2004.
Registration Statement 333-92503 as to 300,187 shares; S-8 filed December 10, 1999; post-effective amendment to deregister shares filed December 1, 2004.

(2)	The offering price information is estimated, pursuant to Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee and is the product of multiplying 6,052,613 shares that are covered by this registration statement by $42.96, the average of the high and low prices per share of Intuit Inc.’s Common Stock on the Nasdaq Stock Market as of December 8, 2004. No fee is being paid for the Carryover Shares pursuant to Instruction E of Form S-8 and Rule 457(p) of the Securities Act.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to 6,500,000 shares of Common Stock, $0.01 par value per share of Intuit Inc. (“Intuit”), reserved for issuance under the Intuit Inc. 2005 Equity Incentive Plan (the “Plan”).

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     Intuit incorporates into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)	Intuit’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed by Intuit pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for Intuit’s latest fiscal year for which such statements have been filed.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Intuit’s annual report or prospectus referred to in (a) above.

(c)	The description of Intuit’s Common Stock contained in Intuit’s registration statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by Intuit pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 5. NAMED EXPERTS; INTERESTS OF NAMED COUNSEL

     Ernst & Young LLP, independent registered public accounting firm, has audited Intuit’s consolidated financial statements and schedule appearing in Intuit’s Annual Report on Form 10-K for the year ended July 31, 2004, as set forth in their report, which is incorporated into this Registration Statement by reference. Intuit is incorporating such consolidated financial statements and schedule into this Registration Statement by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     Laura A. Fennell, Esq., Vice President, General Counsel and Corporate Secretary of Intuit, will pass upon the validity of the issuance of the shares of Common Stock offered by this Registration Statement. As of November 30, 2004, Ms. Fennell held 234 shares of Intuit’s common stock and held options to purchase 50,000 shares of Common Stock (of which no shares are exercisable within the next 60 days).

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, Intuit’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Intuit’s Bylaws provide that:

•	Intuit is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of Intuit) at Intuit’s request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;

•	Intuit may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law;

•	Intuit is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom Intuit brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);

•	the rights conferred in the Bylaws are not exclusive, and Intuit is authorized to enter into indemnification agreements with its directors, officers and employees; and

•	Intuit may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

     Intuit’s policy is to enter into indemnity agreements with each of its and its subsidiaries’ directors and officers. The agreements provide that Intuit will indemnify its directors and officers under Section 145 of the Delaware General Corporation Law and the Bylaws. In addition, the indemnity agreements provide that Intuit will advance expenses (including attorney’s fees) and settlement amounts paid or incurred by the directors and officers in any action or proceeding, including any derivative action by or in the right of Intuit, on account of their services as directors or officers of Intuit or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of Intuit. Intuit will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by Intuit’s Board of Directors or brought to enforce a right to indemnification under the Indemnity Agreement, Intuit’s Bylaws or any statute or law. Under the agreements, Intuit is not obligated to indemnify the indemnified party:

•	for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;

•	for any amounts paid in settlement of a proceeding unless Intuit consents to such settlement;

•	with respect to any proceeding brought by Intuit against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous;

•	on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Intuit pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;

•	on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification provision in the Bylaws, and the indemnity agreements entered into between Intuit and its directors and executive officers, may be sufficiently broad to permit indemnification of Intuit’s officers and directors for liabilities arising under the Securities Act.

     The indemnity agreements with Intuit’s officers and directors require Intuit to maintain director and officer liability insurance to the extent reasonably available. Intuit currently maintains a director and officer liability insurance policy.

ITEM 8. EXHIBITS.

		Filed with this	Incorporated By Reference
Exhibit No.	Exhibit Description	Form S-8	Form	File No.	Date Filed
4.01	Intuit Inc. 2005 Equity Incentive Plan	X
4.02	Intuit’s Restated Certificate of		10-Q	—	06/14/00
Incorporation, dated January 19, 2000
4.03	Third Amended and Restated Rights Agreement,		8-A/A	000-21180	02/18/03
dated January 30, 2003
4.04	Intuit’s Amended and Restated Bylaws, dated		10-Q	—	05/31/02
May 1, 2002
4.05	Form of Specimen Stock Certificate for		10-K	—	09/25/02
Intuit’s Common Stock
4.06	Form of Right Certificate for Series B		8-A/A	000-21180	02/18/03
Junior Participating Preferred Stock
5.01	Opinion of Counsel	X
23.01	Consent of Counsel (included in Exhibit 5.01)	X
23.02	Consent of Ernst & Young LLP, Independent	X
Registered Public Accounting Firm
24.01	Power of Attorney (see page 6)	X

ITEM 9. UNDERTAKINGS

     Intuit hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

Intuit hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Intuit’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Intuit pursuant to the provisions described in Item 6 hereof, or otherwise, Intuit has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Intuit of expenses incurred or paid by a director, officer or controlling person of Intuit in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, Intuit will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, Intuit certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on December 10, 2004.

INTUIT INC.

By:	/s/ ROBERT B. HENSKE

Robert B. Henske
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

     By signing this Form S-8 below, I hereby appoint each of Stephen M. Bennett and Robert B. Henske as my true and lawful attorneys-in-fact and agents, in my name, place and stead, to sign any and all amendments (including post-effective amendments) to this Form S-8 registration statement on my behalf, and to file this Form S-8 registration statement (including all exhibits and other documents related to the Form S-8 registration statement) with the Securities and Exchange Commission. I authorize each of my attorneys-in-fact to (1) appoint a substitute attorney-in-fact for himself and (2) perform any actions that he believes are necessary or appropriate to carry out the intention and purpose of this Power of Attorney. I ratify and confirm all lawful actions taken directly or indirectly by my attorneys-in-fact and by any properly appointed substitute attorneys-in-fact. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ STEPHEN M. BENNETT
Chief Executive Officer,
Stephen M. Bennett	President and Director	December 10, 2004

Principal Financial Officer and
Principal Accounting Officer:

/s/ ROBERT B. HENSKE	Senior Vice President
	and Chief Financial Officer	December 10, 2004
Robert B. Henske

Additional Directors:

/s/ CHRISTOPHER W. BRODY	Director	December 10, 2004

Christopher W. Brody

/s/ WILLIAM V. CAMPBELL	Director
December 10, 2004
William V. Campbell

/s/ SCOTT D. COOK	Director
December 10, 2004
Scott D. Cook

/s/ L. JOHN DOERR	Director	December 10, 2004

L. John Doerr

/s/ DONNA L. DUBINSKY	Director	December 10, 2004

Donna L. Dubinsky

/s/ MICHAEL R. HALLMAN	Director	December 10, 2004

Michael R. Hallman

/s/ DENNIS D. POWELL	Director	December 10, 2004

Dennis D. Powell

/s/ STRATTON D. SCLAVOS	Director
December 10, 2004
Stratton D. Sclavos

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.01	Intuit Inc. 2005 Equity Incentive Plan
5.01	Opinion of Counsel
23.01	Consent of Counsel (included in Exhibit 5.01).
23.02	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.01	Power of Attorney (see page 6).